Exhibit 4.1

DEFERRED STOCK UNIT PLAN

FOR THE MEMBERS OF THE BOARD OF DIRECTORS

OF CGI INC.

1.	Definitions

For the purposes hereof and unless the context otherwise requires:

1.1	“Board” means the Board of Directors of the Company;

1.2	“Business Day” means any day on which banks are open for business in the province of Quebec;

1.3	“CGI Fiscal Year” means the 12-month financial reporting period of the Company;

1.4	“CGI Shares” means the Class A Subordinate Voting Shares in the share capital of the Company;

1.5	“Committee” means the Human Resources Committee of the Board;

1.6	“Company” means CGI Inc.;

1.7	“Deferred Remuneration” means the sum of the Mandatory Portion and of the Voluntary Portion of a Participant;

1.8	“Director” means a member of the Board who is not an employee of the Company and who is entitled to compensation under a resolution of the Board;

1.9	“DSU Value” means the closing price of the CGI Shares on the TSX on the trading day immediately preceding the day on which the DSU Value is to be determined;

1.10	“DSUs” means Deferred Stock Units that are granted from time to time to Participants pursuant to the provisions of the Plan;

1.11	“Election Notice” has the meaning given to that expression in Section 5.1;

1.12	“Mandatory Portion” has the meaning given to that expression in Section 4.2;

1.13	“Participant” means a Director who receives DSUs in accordance with the Plan;

1.14	“Plan” means this Deferred Stock Unit Plan for the Members of the Board of Directors of CGI Inc., as may be amended from time to time, including any Annex thereto;

1.15	“Redemption Date” has the meaning given to that expression in Section 7.1;

1.16	“Redemption Request” has the meaning given to that expression in Section 7.1;

1.17	“Termination Date” means, in respect of a Participant, the date on which the Participant ceases to be a Director of the Company;

1.18	“Termination Notice” has the meaning given to that expression in Section 5.3;

1.19	“TSX” means the Toronto Stock Exchange; and

1.20	“Voluntary Portion” has the meaning given to that expression in Section 4.2.

2.	Purpose of the Plan

The Plan has been established to provide for a supplemental form of compensation to the Participants.

3.	Administration

The Plan is governed by the Board. The Committee makes recommendations to the Board in relation to DSU awards under the Plan. The Board has the ultimate and sole power and authority to approve DSU awards under the Plan and to interpret the terms and conditions of the Plan and DSU awards and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan, including, without limitation, the full power and authority to amend the Plan and any DSU awards, subject to Section 15, or adopt annexes to the Plan for any Participant in any jurisdiction if it considers it necessary or desirable to take account of, mitigate or comply with taxation, securities, exchange control or other applicable laws or regulatory requirements. The Board may also create sub-plans to the Plan for any of these purposes. The determinations, designations, decisions and interpretations of the Board are binding and final. Management of the Company is responsible for the day-to-day administration of the Plan.

4.	Eligibility

4.1	The Plan first became effective on September 21, 1999 and remained in effect, as amended, until the Plan was amended and restated, effective as of December 8, 2020.

4.2

Subject to the conditions set forth herein, each Participant shall receive (i) such amount determined by the Board from time to time as the portion of the directors’ annual Board retainer fees that must be received in the form of DSUs (the “Mandatory Portion”), and (ii) the remaining portion of such director’s annual Board retainer fees that the director elects to receive in the form of DSUs (the “Voluntary Portion”). Notwithstanding the foregoing, any Participant may elect to receive the equivalent of his or her Mandatory Portion in cash instead of in DSUs if (i) the Participant is not a resident of Canada for income tax purposes, (ii) the Participant purchases in the open market the same number of CGI Shares he or she would have received in the form of DSUs, or (iii) the Participant is otherwise exempted by the Board.

5.	Election to Participate

5.1

Each Director who elects to participate in the Plan in respect of the Voluntary Portion must send a written notice to that effect (the “Election Notice”) to the Corporate Secretary (or such other person as determined by the Company, and references to the Corporate Secretary shall mean such other designated person) in such form as the Company shall consider acceptable. If a Director does not wish for the Voluntary Portion to apply to all of his or her retainer fees not covered by the Mandatory Portion, the Director must indicate in the Election Notice the percentage of such retainer fees to be paid in cash.

5.2

A Participant’s election under Section 5.1 shall be effective for the CGI Fiscal Year or balance thereof in respect of which it is made and shall be deemed to apply to all CGI Fiscal Years subsequent to the filing of the Election Notice. If no Election Notice is received, and no prior election is deemed effective, the Participant shall be deemed not to have elected to participate in the Plan in respect of the Voluntary Portion and the corresponding portion of his retainer fees shall be paid in cash.

5.3

Each Participant is entitled, at any time, to terminate his or her participation in the Plan in respect of the Voluntary Portion by sending a written notice to that effect to the Corporate Secretary (the “Termination Notice”).

6.	Award of DSUs

Each Participant will receive such number of DSUs as is obtained by dividing the Deferred Remuneration payable quarterly to the Participant, by the DSU Value on the date on which the DSUs are awarded. DSUs shall be credited quarterly.

7.	Redemption of DSUs

7.1

As of the Termination Date, a Participant who ceases to act as a Director (or his or her estate) may, by written notice to the Corporate Secretary (the “Redemption Request”) to be sent no later than December 15 of the calendar year immediately following the calendar year during which the Termination Date occurred (the “Redemption Date”), cause the Company to redeem the DSUs.

7.2

As soon as practicable upon receipt of a Redemption Request, the Company shall remit or cause to be remitted to the Participant an amount in cash equal to the DSU Value as at the Redemption Date of all DSUs credited to such Participant, less applicable taxes.

7.3

If the Participant or the Participant’s estate, as the case may be, fails to file a Redemption Request with the Company before the Redemption Date, the Participant or the Participant’s estate shall be deemed to have filed a Redemption Request on the Redemption Date.

7.4	Any Redemption Request must cover all, but not less than all, DSUs held by the Participant or the Participant’s estate, as the case may be, at the time the Redemption Request is filed.

8.	Assignment

A Participant may not sell, assign or otherwise dispose of DSUs or any rights in respect thereof, except by will or other testamentary document or according to the laws respecting the devolution and allotment of estates.

9.	Effect of any Amendment to the Share Capital

In the event of any change in the number of outstanding Class A Subordinate Voting shares of the Company following any share dividend, subdivision, reorganization, merger, consolidation, combination or exchange of shares or any other similar corporate change, the Board shall make an equitable adjustment to the number of DSUs held by a Participant or to the CGI Shares underlying the DSUs. Such adjustment shall be final and binding for the purposes of the Plan.

10.	Taxes imposed in respect of DSUs

Participants shall be responsible for any tax imposed either directly or indirectly on the Company or any of its subsidiaries in respect of the Participant as a result of the grant of any DSU award or in respect of the benefit inuring to the Participant in respect of any DSU award. Prior to making any payments hereunder, the Company shall have the right to withhold sufficient funds to satisfy applicable taxes related or otherwise applicable to the DSUs or the Participant.

11.	Record Keeping

The Company shall cause individual records to be maintained for each Participant which shall record the number of DSUs awarded, vested and paid to each Participant from time to time.

12.	Downward Fluctuation in the Price of Shares

No amount will be paid to, or in respect of, a Participant under the Plan, or pursuant to any other arrangement, to compensate a Participant for a downward fluctuation in the price of CGI Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

13.	Expenses

All expenses relating to the administration of the Plan shall be borne by the Company. The Company will not be liable for any subsequent expenses or costs once DSUs, if any, have been settled for the benefit of a Participant.

14.	Governing Laws

The Plan shall be governed by the laws applicable in the Province of Quebec, Canada and any dispute relating to their interpretation and application shall be submitted to the tribunals of the district of Montreal, Québec.

15.	Amendment or Termination of the Plan

The Plan may be amended or terminated (including without limitation to suspend or limit the right of a Participant to elect to participate in the Plan in respect of the Voluntary Portion or to increase or decrease the Mandatory Portion) at any time and from time to time by the Board, provided that any such amendment or termination does not in any way infringe upon any rights of Participants in respect of DSUs previously credited to the account of Participants.

Approved by the Board of Directors of the Company on December 8, 2020.

ANNEX TO THE

DEFERRED STOCK UNIT PLAN

FOR THE MEMBERS OF THE BOARD OF DIRECTORS

OF CGI INC.

1.	Purpose

1.1

This Annex to the Deferred Stock Unit Plan for the Members of the Board of Directors of CGI Inc., as may be amended from time to time (the “Plan”) applies to Participants who are U.S. taxpayers (the “U.S. Participants,” and this Annex, the “U.S. Annex”).

1.2

Except as otherwise provided in the U.S. Annex, all DSUs awarded to U.S. Participants will be governed by the terms of the Plan. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Annex and the Plan, the provisions of the U.S. Annex will govern. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided in the U.S. Annex.

2.	Definitions

2.1	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.2	“Section 409A” means Code Section 409A and the related U.S. Treasury regulations and guidance issued thereunder.

2.3

“Service Period” means the Service Period as defined in the Election Notice, and if no such Service Period is defined in the Election Notice, means the calendar year immediately following the date on which an election becomes irrevocable pursuant to Section 5.1 of the Plan as amended by the Annex.

3.	Provisions Applicable to U.S. Participants

3.1	The following proviso shall be added to the last sentence of Section 4.2 of the Plan:

“; provided, however, that any such election by a U.S. Participant shall not become effective unless it is made by, and becomes irrevocable on, December 31 of the calendar year preceding the Service Period corresponding to the retainer fees to which the Mandatory Portion would otherwise apply.”

3.2	The following sentence shall be added to the end of Section 5.1 of the Plan:

“An election that is made pursuant to Section 5.1 by a U.S. Participant shall not become effective unless it is made by, and becomes irrevocable on, December 31 of the calendar year preceding the Service Period corresponding to the retainer fees to which the Voluntary Portion will apply.”

3.3	The first sentence of Section 5.2 of the Plan shall be replaced with the following:

“A U.S. Participant’s election under Section 5.1 shall be effective for the Service Period in respect of which it is made and to all subsequent Service Periods, until such time as the Director shall send an Election Notice, in accordance with Section 5.1, containing different instructions to the Corporate Secretary.”

3.4	The following proviso shall be added to the last sentence of Section 5.3 of the Plan:

“; provided, that with respect to a U.S. Participant, such U.S. Participant’s Election Notice in effect as of the U.S. Participant’s election to terminate participation in the Plan shall remain in full force and effect until the end of the Service Period to which such Election Notice relates.”

3.5	Section 7.1 through 7.4 of the Plan shall be replaced in their entirety with the following:

“7.1 Within ninety (90) days following the U.S. Participant’s Termination Date, the Company shall remit or cause to be remitted to the U.S. Participant (or the U.S. Participant’s estate, in the event of the U.S. Participant’s death) an amount in cash equal to the DSU Value as at the Termination Date of all DSUs credited to such U.S. Participant, less applicable taxes.”

4.	Section 409A

4.1

Notwithstanding any provision of the Plan to the contrary, in the event that any settlement or payment of a DSU to a U.S. Participant is made upon, or by reference to the time of the U.S. Participant’s termination of employment, and the U.S. Participant is a “specified employee” (as that term is defined under Section 409A) at the time of the U.S. Participant’s termination of employment, then no such settlement or payment shall be made to the U.S. Participant under this Plan until the date that is the earlier to occur of: (i) the U.S. Participant’s death, or (ii) six (6) months and one (1) day following the U.S. Participant’s termination of employment (the “Delay Period”). Any settlement or payment which the U.S. Participant would otherwise have received during the Delay Period shall be made to the U.S. Participant in a lump sum on the date that is six (6) months and one (1) day following the effective date of the termination. For purposes of the Plan, the terms “termination of employment,” “Termination Date” and variations thereof as used in the Plan are intended to mean a termination of employment that constitutes a “separation from service” as such term is defined under Section 409A.

4.2

The settlement or payment of any DSU may not be accelerated except to the extent permitted by Section 409A. Notwithstanding any provision of the Plan to the contrary, the Company may adopt such amendments to the Plan and/or any Election Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the U.S. Participant, that the Company determines are necessary or appropriate to comply with the requirements of Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

4.3

The Plan and the DSUs granted hereunder are intended to comply with Section 409A, to the extent applicable thereto. Notwithstanding any provision of Plan to the contrary, the Plan and the DSUs shall be interpreted and construed consistent with this intent. Although the Company intends to administer the Plan so that the Plan and DSUs granted hereunder comply with the requirements of Section 409A, to the extent applicable thereto, the Company does not represent or warrant that the Plan or the DSUs granted hereunder will comply with Section 409A or any other provision of federal, state, local, or any other applicable law.

4.4

Neither the Company nor its subsidiaries or affiliates, nor their respective directors, officers, employees or advisers shall be liable to any U.S. Participant (or any other person claiming a benefit through the U.S. Participant) for any tax, interest, penalties or other adverse tax consequences the U.S. Participant may be subject to as a result of participation in the Plan, and the Company and its subsidiaries and affiliates shall have no obligation to indemnify or otherwise protect any U.S. Participant or other person from such adverse tax consequences pursuant to Code Section 409A, or otherwise.